Exhibit “8.1”  (Opinion of Counsel as to Certain Tax Matters)

_____________________, 2010

Bigelow Income Properties, LLC
4801 Main, Suite 1000
Kansas City, MO 64112

Re:  5,000,000 Shares Registration Statement on Form S-11

Gentlemen:

You have requested our opinions with respect to certain Federal income tax matters in connection with the registration statement on Form S-11 (the “Registration Statement”) filed by Bigelow Income Properties, LLC (the “Company”) with the Securities and Exchange Commission.

In connection with the Registration Statement, we have acted as your counsel and have assisted in the preparation of the statements made under the caption "Income Tax Considerations" for such Registration Statement.  All terms used herein have the respective meanings set forth in the Registration Statement.

In rendering or confirming the opinions stated below, we have examined and relied upon the following:

(a)  The Articles of Organization of the Company, dated December 1, 2009 as filed in the office of the Secretary of State of the State of Missouri on December 1, 2009;

(b)  The Operating Agreement of the Company (the “Agreement”), dated as of December 1, 2009; and

(c)  The Bylaws of the Company, adopted as of December 1, 2009 (the “Bylaws”) (the Agreement, together with the Bylaws, is hereinafter referred to as the “LLC Agreement”); and

(d)  Such other documents, records and instruments as we have deemed necessary in order to permit us to render and confirm the opinions referred to herein.

In our examination, in those cases in which we have not been involved directly in the preparation, execution or the filing of a document, we have assumed that (i) the document reviewed by us is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity.

For purposes of this opinion, we have assumed and have relied on the following: (a) the truth and accuracy of the statements contained in the Registration and Registration Statement; and (b) the representations, views and beliefs of the Directors referred to in the “Income Tax Consequences” sections of the Registration Statement and elsewhere in the Registration Statement are true, correct and accurate.

Based upon the foregoing, we are of the opinion that the statements made in the Registration Statement under the caption "Income Tax Considerations," insofar as they constitute matters of law or legal conclusions, have been reviewed by us and are correct in all material respects and fairly summarize in all material respects the Federal income tax laws referred to therein.

Our opinion is limited to the Federal law of the United States, and we do not express any opinion herein concerning any other law.  Our opinion above is based on the examination stated herein, the Internal Revenue code of 1986, as amended (the "Code") the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service, and cases or other relevant authority as are pertinent, all as of this date.  Therefore, no assurance can be given that the opinion stated herein may be affected by changes in the Code, the Regulations and other relevant authority.

We hereby consent to the use of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ HUSCH BLACKWELL SANDERS LLP
HUSCH BLACKWELL SANDERS LLP